UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Slark, Martin P.
   c/o Molex Incorporated
   2222 Wellington Court
   Lisle, IL  60532
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   MOLEX INCORPORATED
   MOLX, MOLXA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 19, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/19/|G   | |1,000             |D  |           |148,190(7)         |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |806                |I     |Jointly w/Spouse           |
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Common Stock               |      |    | |                  |   |           |171                |I     |By Spouse                  |
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Common Stock               |      |    | |                  |   |           |472                |I     |Cust. for Children         |
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Class A Common Stock       |      |    | |                  |   |           |6,937              |D     |                           |
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Class A Common Stock       |      |    | |                  |   |           |108                |I     |Jointly w/Spouse           |
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Class A Common Stock       |      |    | |                  |   |           |19                 |I     |By Spouse                  |
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Class A Common Stock       |      |    | |                  |   |           |9,622              |I     |Cust. for Children         |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option (Right to|$10.8134|     |    | |           |   |(3)  |04/15|Common Stock|       |       |76,293.95   |D  |            |
 Buy)                 |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$18.944 |     |    | |           |   |(3)  |10/25|Common Stock|       |       |78,125      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
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Stock Option (Right to|$23.60  |     |    | |           |   |(3)  |07/03|Common Stock|       |       |23,437.50   |D  |            |
 Buy)                 |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Option (Right to|$20.80  |     |    | |           |   |(4)  |07/23|Common Stock|       |       |226,330     |   |            |
 Buy)                 |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Option (Right to|$27.30  |     |    | |           |   |(2)  |07/26|Common Stock|       |       |25,000      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Bonus (Right to |$0.00   |     |    | |           |   |(1)  |07/31|Common Stock|       |       |1,136       |D  |            |
Acquire)              |        |     |    | |           |   |     |/03  |            |       |       |            |   |            |
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Stock Option (Right to|$33.00  |     |    | |           |   |(5)  |08/11|Class A Comn|       |       |60,260      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/07  | Stock      |       |       |            |   |            |
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Stock Bonus (Right to |$0.00   |     |    | |           |   |(6)  |08/11|Class A Comn|       |       |4,890       |D  |            |
Acquire)              |        |     |    | |           |   |     |/07  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$27.10  |     |    | |           |   |(5)  |07/24|Class A Comn|       |       |59,532      |D  |            |
 Buy)                 |        |     |    | |           |   |     |/08  | Stock      |       |       |            |   |            |
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Stock Bonus (Right to |$0.00   |     |    | |           |   |(6)  |07/24|Class A Comn|       |       |7,245       |D  |            |
Acquire)              |        |     |    | |           |   |     |/08  | Stock      |       |       |            |   |            |
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Stock Option (Right to|$19.90  |     |    | |           |   |(5)  |07/23|Class A Comn|       |       |100,000     |D  |            |
 Buy)                 |        |     |    | |           |   |     |/09  | Stock      |       |       |            |   |            |
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Stock Bonus (Right to |$0.00   |     |    | |           |   |(6)  |07/23|Class A Comn|       |       |20,000      |D  |            |
Acquire)              |        |     |    | |           |   |     |/09  | Stock      |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Stock bonus awarded under The 1990 Molex Incorporated Executive Stock Bonus Plan in reliance upon the exemption provided by Rule 16b-3 that is distributable in four equal annual installments during the month of July contingent upon the reporting person remaining in the employ of the Issuer at the time of distribution.
2. Option granted under The 1991 Molex Incorporated Incentive Stock Option Plan in reliance upon the exemption provided by Rule 16b-3 that becomes exercisable one year after grant, expires five years after grant and vests in 25% annual increments on the anniversary date of the grant.
3. Long-term option granted under The 1991 Molex Incorporated Incentive Stock Option Plan in reliance upon the exemption provided by Rule 16b-3 that becomes exercisable 10 years after grant and expires 11 years after grant.
4. Long-term option granted under The 1991 Molex Incorporated Incentive Stock Option Plan in reliance upon the exemption provided by Rule 16b-3 that becomes exercisable as follows: 25% vest after two years; 50% vest after four years; 100% vest after eight years. The option expires 10 years after the date of the grant.
5. Stock option granted under The 2000 Molex Incorporated Long-Term Stock Plan in reliance upon the exemption provided by Rule 16b-3 that is exercisable one year after grant, expires seven years after grant and vests in 25% annual increments on the anniversary of the grant.
6. Stock bonus award under The 2000 Molex Incorporated Long-Term Stock Plan in reliance upon the exemption provided by Rule 16b-3 that expires seven years after award and vests in 25% annual increments on the anniversary date of the grant commencing one year after the award.
7. Represents number of shares beneficially owned as of October 21, 2002.
SIGNATURE OF REPORTING PERSON
Martin P. Slark
DATE
November 19, 2002